Exhibit 99.1
PROMISSORY NOTE

$409,000.00	San Francisco, California	June 24, 2005
     FOR VALUE RECEIVED, the undersigned, TAKECAREOFIT, LTD., a corporation organized and existing under the laws of Gibraltar (“Maker”), hereby unconditionally promises to pay to the order of TRIBEWORKS, INC., a corporation organized and existing under the laws of the State of Delaware (“Payee”), at 243 Front Street, San Francisco, California 94111, or such other address as may be given to Maker by Payee from time to time, the principal sum of Four Hundred Nine Thousand And No/100 ($409,000.00), in lawful money of the United States of America, together with accrued interest on the unpaid principal balance from day-to-day remaining, at a rate per annum equal to the highest “prime rate” as published in the money rates section of the Wall Street Journal plus one half of one percent (0.5%) (the “Interest Rate”), provided, however, that the Interest Rate will never be less than six percent (6%).
     (a) Interest in respect of the principal amount of this Note remaining outstanding from day-to-day shall be calculated and accrue at the Interest Rate per annum on the basis of the actual number of days elapsed over a 365 or 366-day year, as appropriate. Payee’s books and records reflecting: (i) the calculation of interest; (ii) the compounding of interest; and (iii) the payment of principal and interest by Maker hereunder, in each case shall constitute prima facie evidence of such facts and shall be conclusive in the absence of manifest error.
     (b) The sums payable hereby represent funds advanced by Payee, on behalf of Maker, to third parties and funds loaned directly to Maker by Payee.
     (c) The principal of, and interest upon, this Note, computed as aforesaid, shall be due and payable on June 24, 2006 (the “Maturity Date”), in the amount of the unpaid principal balance and accrued but unpaid interest on this Note as of (and including) such date.
     (d) The funds borrowed as evidenced by this Note shall be used as set forth on Exhibit “A” attached hereto.
     (e) Should the Maturity Date be any day other than a business day, the maturity thereof shall be moved forward to the immediately preceding business day. Payments made to Payee by Maker hereunder shall be applied first to accrued interest and then to principal.
     (f) All payments of principal and interest upon this Note shall be made by Maker to Payee in federal or other immediately available funds without setoff or other reduction.
     (g) Maker may elect to prepay this Note in whole or in part from time to time without premium, penalty or notice.
     (h) At the option of Payee and from and after the occurrence of any Event of Default, the Interest Rate shall be increased by six percent (6%) or such lesser amount as shall result in the Interest Rate equaling the Maximum Rate. The term “Maximum Rate”, as used herein, shall

     (i) mean, with respect to the holder hereof, the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received on the indebtedness evidenced by this Note under the laws which are presently in effect of the United States and the State of California applicable to such holder and such indebtedness or, to the extent permitted by law, under such applicable laws of the United States and the State of California which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
     (j) Notwithstanding anything contained in this Note to the contrary, Payee shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on this Note, any amount in excess of the amount permitted and calculated at the Maximum Rate, and, in the event Payee ever receives, collects or applies as interest any amount in excess of the amount permitted and calculated at the Maximum Rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note, and, if the principal balance of this Note is paid in full, any remaining excess shall forthwith be paid to Maker. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, Maker and Payee shall, to the maximum extent permitted under applicable law: (i) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense, fee, or premium, rather than as interest; (ii) exclude voluntary prepayments and the effect thereof; and (iii) spread the total amount of interest throughout the entire contemplated term of this Note.
     (k) Maker, and each surety, endorser, guarantor or other party ever liable for payment of any sums of money on this Note, jointly and severally waive diligence, demand for payment, presentment, protest, notice of interest and non-payment, or other notice of default, notice of intention to accelerate the maturity of this Note, and notice of acceleration of the maturity of this Note, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or by any indulgences, or by any release or change in the security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number of such renewals, extensions, indulgences, releases, or changes.
     (l) No waiver by Payee of any of its rights or remedies hereunder or under any other document evidencing or securing this Note or otherwise shall be considered a waiver of any other subsequent right or remedy of Payee; no delay or omission in the exercise or enforcement by Payee of any rights or remedies shall ever be construed as a waiver of any right or remedy of Payee; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Payee.
     (m) An “Event of Default” shall exist hereunder if any one or more of the following events shall occur and be continuing:
   (i) Maker shall fail or refuse to pay when due any principal of, or interest upon, this Note;
   (ii) any statement, representation or warranty made by Maker to Payee with respect to this Note shall prove to be untrue or inaccurate in any material respect; and

   (iii) default shall occur in the performance of any of the covenants or agreements of Maker contained herein or any other document executed or delivered to Payee in connection herewith.
     (n) Upon the occurrence of any Event of Default or other default hereunder or under any other agreement or instrument securing or assuring the payment of this Note or executed in connection herewith, including without limitation the Security Agreement, the holder hereof may, at its option, declare the entire unpaid balance of principal and accrued interest on this Note to be immediately due and payable.
     (o) This Note is being executed and delivered, and is intended to be performed in the State of California. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note. In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in San Francisco County, California.
     (p) If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings at law or in equity or in bankruptcy, receivership or other court proceedings, Maker promises to pay all costs and expenses of collection including, but not limited to, court costs and the reasonable attorneys’ fees of the holder hereof.
     Executed as of the day and year first above written.

TAKECAREOFIT, LTD.

By:	/s/ Peter B. Jacobson

Name:	Peter B. Jacobson

Title:	Secretary

EXHIBIT A
Atlas Technology Group: Use of proceeds from Financing
The initial round of $500,000 will be used to cover:
Servers and other computer equipment for Seattle data centre. Webconsult is a company co-owned by Robert Altinger which offers high level software consulting services globally. In addition, they have a special relationship with Dell, based on the Microsoft connection, whereby they get Dell equipment at a 30% discount to market.
Atlas has contracted with Webconsult to acquire the equipment needed as well as to develop the proprietary software tools it plans to utilize.
Equipment costs initially approximately $160,000, with secondary requirements for equipment in Malta and NZ estimated at $120,000. In addition, another data centre will be established in Frankfurt at a later date at a cost of approx. $240,000.
Other uses of funds are for professional services – US attorneys, NZ attorneys, Malta attorneys, software developers on a consulting basis, auditors and tax advisors, PWC – as well as general working capital purposes including travel and employee costs as we hire and ramp up staffing in both Malta and NZ.
Additional funding plans are now underway in order to raise the required funds to bring the company to revenues

A-1